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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ViewCast.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

September 18, 2006
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of ViewCast.com, Inc., doing business as ViewCast Corporation (“ViewCast”), to be held on Tuesday, October 17, 2006, at 1:30 p.m. local time at our offices located at 3701 W. Plano Parkway, Suite 300, Plano, TX 75075. At the meeting, you will be asked to consider and vote upon the following proposals:
(1)	To elect four directors to serve for a one year term or until their successors are duly elected and qualified,

(2)	To ratify the appointment of Grant Thornton LLP as ViewCast’s independent registered public accounting firm for fiscal year 2006, and

(3)	To transact such other business as may properly come before the meeting and any adjournment thereof.
     After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each of the proposals. Details of the proposals and business to be conducted at the meeting can be found in the enclosed Notice of Meeting and Proxy Statement that follow. In addition, we will report on the affairs of ViewCast and a discussion period will be provided for questions and comments of general interest to shareholders.
     Your vote is extremely important. Whether or not you are able to attend, your shares should be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy card and mail it in the postage-paid return envelope provided at your earliest convenience. Your prompt response is greatly appreciated.
     Thank you for your consideration and support.
Sincerely,
George C. Platt
Chief Executive Officer

YOUR VOTE IS IMPORTANT!

Even if you plan to attend the meeting, please complete, sign and return promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. You may vote in person at the meeting, if you so desire, even if you have previously sent in your proxy.
If your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct him or her to vote your shares on the enclosed card.

ViewCast Corporation
Notice of Annual Meeting of Shareholders
October 17, 2006
TO THE SHAREHOLDERS:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ViewCast.com, Inc., doing business as ViewCast Corporation (“ViewCast”), a Delaware corporation, is scheduled to be held on October 17, 2006 at 1:30 p.m., local time, at our offices located at 3701 W. Plano Parkway, Suite 300, Plano, TX 75075 for the following purposes:
1.	To elect four directors to serve for a one year term or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as ViewCast’s independent registered public accounting firm for fiscal year 2006; and

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.
     Only shareholders of record at the close of business on August 31, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.
FOR THE BOARD OF DIRECTORS
George C. Platt
Chief Executive Officer

ViewCast Corporation
PROXY STATEMENT
GENERAL INFORMATION
Proxy Solicitation
     This Proxy Statement is furnished to the holders of common stock, $.0001 par value (the “Common Stock”), of ViewCast.com, Inc., a Delaware corporation (“ViewCast” or the “Company”) in connection with the solicitation by the Board of Directors of ViewCast of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, October 17, 2006, or at any adjournment or postponement thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.
     The Board of Directors of ViewCast is soliciting proxies for use at the Annual Meeting. These proxy solicitation materials are first being mailed on or about September 18, 2006 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. ViewCast will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of ViewCast may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. ViewCast expects to spend approximately $7,500.00 soliciting proxies for the Annual Meeting. All expenses incurred in connection with this solicitation will be borne by ViewCast.
Revocability and Voting of Proxy
     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of ViewCast a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of ViewCast’s Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby in favor of the matters as set forth in the accompanying Notice of Annual Meeting of Shareholders and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.
Voting Securities, Record Date and Voting Rights
     Only holders of record of Common Stock at the close of business on August 31, 2006 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 25,627,959 shares of Common Stock were issued and outstanding excluding treasury stock. Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.
     Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.
     The ratification of the appointment of Grant Thornton LLP as ViewCast’s independent registered public accounting firm for the fiscal year 2006 and any other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. For this purpose, abstentions and non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.
     Inspectors of Election appointed by ViewCast will tabulate votes at the Annual Meeting.

Executive Officers
     The following table contains information as of August 31, 2006 regarding the executive officers of ViewCast. Each holds the offices to serve until the next regular meeting of the Board of Directors to be held immediately following the Annual Meeting of Shareholders or until their successors are chosen and qualified by the Board of Directors

Name	Age	Office Held with Company
George C. Platt	66	Chief Executive Officer
Laurie L. Latham	50	Chief Financial Officer and Senior Vice President of Finance and Administration
David T. Stoner	50	President and Chief Operating Officer
Horace S. Irwin	64	Senior Vice President of Marketing and Business Development
     George C. Platt’s information can be found with the information under Proposal No. 1 concerning nominees for director.
     Laurie L. Latham has served as Chief Financial Officer and Senior Vice President of Finance and Administration of ViewCast since December 1999. From 1997 until she joined ViewCast, Ms. Latham served as Senior Vice President and Chief Financial Officer of Perivox Corporation, an interactive communications and direct marketing company. From 1994 through 1997, she was the Vice President of Finance and Administration at Axis Media Corporation. Prior to joining Axis Media Corporation, Ms. Latham had been in public practice with national and regional accounting firms, including KPMG Peat Marwick, and was the Vice President of Finance and Administration for Medialink International Corporation, a food industry technology company located in California. In addition, Ms. Latham’s earlier career experience included roles within the oil and gas, real estate and agricultural industries. Ms. Latham received her B.B.A. from the University of Texas and is a Certified Public Accountant.
     David T. Stoner joined ViewCast as Vice President of Operations in August 1996 and moved to his current position as President and Chief Operating Officer in October 2005. From August 1994 to August 1996, Mr. Stoner was Vice President of Engineering for the Connectworks Division of Connectware, Inc., a wholly owned subsidiary of AMP Inc. From July 1986 to August 1994, Mr. Stoner was employed by Visual Information Technologies, Inc. (“VITec”), a manufacturer of video, imaging, and graphics products, which was purchased by Connectware, Inc. At VITec, Mr. Stoner was responsible for the development of hardware and software products, and served in various positions including Vice President of Engineering. From January 1979 to July 1986, Mr. Stoner served in various engineering positions at Texas Instruments, Inc. Mr. Stoner received his B.S. degree in Electrical Engineering from the University of Kansas.
     Horace S. Irwin is currently Senior Vice President of Sales and Business Development, a position he has held since May 2005. He joined ViewCast as Vice President, Marketing and Business Development in June 2004. Prior to joining ViewCast, Mr. Irwin was Vice President Sales and Marketing for Qnet Information Services, a full service computer solutions provider and value added reseller, from November 2001 to May 2004. During 1999 to 2001, Mr. Irwin served as General Manager for the Consumer Broadband Division of Panja, Inc. (now AMX Corporation) where he directed the marketing activities related to their audio and video streaming products. Early in his career, Mr. Irwin was National Director of Marketing for Adolph Coors Company. Mr. Irwin received a Bachelor of Science Degree from Grambling College with further studies at Northeast State University.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     The size of ViewCast’s Board of Directors is currently set at five members. Mr. H.T. Ardinger is not standing for re-election. While the Board of Directors is considering candidates to fill the board seat that will be vacant, none have been identified at this time. Consequently, four directors are to be elected at the Annual Meeting. The enclosed proxy can not be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting or until their successors are elected and qualified. Messrs. Platt, Autem, Horsley and Slocum currently serve as directors of ViewCast. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.
     The Board of Directors recommends a vote FOR the election of the Directors named on the enclosed Proxy.
     The names of the nominees for Director and certain other information about them are set forth below:

Nominee	Age	Director Since	Office Held with Company
George C. Platt	66	1999	Director and Chief Executive Officer
Joseph Autem	47	1999	Director
Sherel D. Horsley	64	2006	Director
John W. Slocum, Jr.	66	2006	Director
     George C. Platt has served as Chief Executive Officer and a Director since September 1999. Prior to October 2005, Mr. Platt served as Chief Executive Officer and President of ViewCast. He currently serves as a Director for Intervoice, Inc. From 1991 through 1999, Mr. Platt was employed by Intecom, Inc., a Dallas-based provider of multimedia telecommunications products and services, holding the positions of CEO and President. Prior to his employment with Intecom, Inc., Mr. Platt was with the President of SRX, an entrepreneurial startup company. Before that, he was a Group Vice President (Business Communications Group) at Rolm Corporation through its acquisition by IBM, and prior to Rolm, Xerox employed him for fifteen years, where he attained the position of Operations Manager, Southeast Region. Mr. Platt holds an M.B.A. from the University of Chicago and a B.S. degree from Northwestern University.
     Joseph Autem has served as a Director since January 1999 and currently serves as a Director of Promere Software and Newbridge Information Services. He was previously a Director of Broadcast.com, Inc. from September 1996 through August 1999. Mr. Autem has served in various consulting capacities from July 1998 to the present. He is currently general partner of Autem, L.L.C., an investment company formed in May 1999. Mr. Autem served as the Chief Financial Officer of Luminant from January 1999 until July 1999. Mr. Autem previously served as Senior Vice President and Chief Financial Officer of CS Wireless, Inc., a privately held company that provides wireless video and high-speed Internet access, from June to July 1998. He also served as a partner of Vision Technology Partners, a private investment company, from March 1997 to June 1998. From July 1996 to December 1996, Mr. Autem served as Chief Financial Officer of Broadcast.com, Inc. From 1992 to 1996, Mr. Autem served as Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of OpenConnect Systems, Inc., a software company. Mr. Autem holds a B.S. in Accounting from Pittsburg State University.
     Sherel D. Horsley has been a Director since June 2006. He is retired from Texas Instruments (TI) where he had 35 years of service covering a variety of marketing and business development leadership roles, including field marketing assignments. His last position at TI was as Senior Vice President and product manager of Digital Imaging and was responsible for product development, sales, and marketing for all products based on TI’s Digital Light Processing (DLP) Technology. Mr. Horsley was

vice chairman of the Electronic Industries Alliance (EIA) and a member of the EIA Board of Governors and Executive Committee. He was also a past board member of the Consumer Electronics Association. During his career, Mr. Horsley received recognition for his work on numerous projects, and led a team that won the prestigious Malcolm Baldrige National Quality Award in 1992. Currently Mr. Horsley is chairman of the board of the University of Illinois Electrical and Computer Engineering Alumni Association.
     John W. Slocum, Jr. has served as a Director since June 2006. Professor Slocum holds the O. Paul Corley Professorship in Organizational Behavior at the Edwin L. Cox School of Business and is co-director of the Corporate Directors’ Institute at Southern Methodist University. Professor Slocum has taught on the faculties of the University of Washington, Ohio State University, Pennsylvania State University, The International University of Japan and Dartmouth. Widely recognized for his contributions to the management profession, he currently serves as co-editor of the Journal of World Business, Organizational Dynamics, and Journal of Leadership and Organizational Studies. He is co-author of 24 books, the latest being Organizational Behavior. Professor Slocum has also served as a management consultant to organizations such as OxyChem, ARAMARK, The Associates First Capital Corp., Celenese, NASA, and Lockheed Martin Corporation among others. Professor Slocum is currently on the board of directors of Kisco Senior Living Communities of Carlsbad, CA and on the board of directors of a number of professional and civic organizations.
     There are no family relationships among the directors, executive officers, or other significant employees of ViewCast.
Director Compensation
     In May 1995, ViewCast adopted a 1995 Director Option Plan (the “Director Plan”) under which only outside directors were eligible to receive nonstatutory stock options. The Director Plan terminated on April 21, 2005. As amended and approved by shareholder vote during 2002, a total of 500,000 shares of Common Stock were authorized for issuance under the Director Plan. As of August 31, 2006, options to purchase an aggregate of 140,000 shares at exercise prices ranging from $0.26 to $9.00 per share had been granted and were outstanding under the Director Plan.
     The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Each share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, unless terminated sooner upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan. On December 22, 2005, the Board of Directors of ViewCast approved accelerating the vesting of “out-of-the-money” unvested options previously awarded to employees, officers and directors under ViewCast’s stock option plans with an exercise price greater than $0.30 per share. The numbers of “out-of-the-money” unvested options under the Director Plan that were accelerated in 2005 and were held by directors as of August 31, 2006 are as follows: Horace Ardinger — 14,376 options and Joseph Autem — 14,376 options.
     In the event of a merger of ViewCast with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving ViewCast, each option becomes exercisable unless assumed or an equivalent option substituted by the successor corporation.
     Directors who are not independent directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. In June 2006, the Board of Directors adopted a plan of cash and equity compensation for independent directors designed to reward such independent directors for services rendered to ViewCast and to link a portion of their compensation to ViewCast’s performance by means of equity grants. Each independent director of ViewCast is paid a cash retainer equal to $500 per month with an additional cash payment of $1,000 for each meeting of the Board of Directors of the Corporation if attended in person and $250 for each attended by telephone.
     Each independent director of ViewCast who has not previously served on the Board of Directors is granted options under the 2005 Plan, as described below, to acquire 50,000 shares of Common Stock upon their appointment to the Board of Directors with such option grant to vest annually in three equal parts with the first such installment to vest one year from the date of grant, Each independent director is granted options under the 2005 Plan to acquire 25,000 shares of Common Stock each year immediately following the date of ViewCast’s annual meeting, provided that such independent director shall have served as a director of ViewCast at least twelve months prior to the date of such grant, with such option grant to vest annually in three equal parts with the first such installment to vest one year from the date of grant. The exercise price of each option granted to an independent director under the 2005 Plan is equal to the fair market value of the Common Stock on the date of grant. As of August 31, 2005, options to purchase an aggregate of 100,000 shares at an exercise price of $0.20 per share had been granted to independent directors and were outstanding under the 2005 Plan and no options previously granted have been exercised.

2005 Stock Incentive Plan
     In October 2005, the Company adopted the ViewCast 2005 Stock Incentive Plan (the “2005 Plan”), which replaced its expired stock option plans (the 1995 Employee Stock Option Plan and the 1995 Director Stock Option Plan) and become the sole plan for providing equity-based incentive compensation to ViewCast’s employees, non-employee directors and other service providers. Options granted under the expired stock option plans will continue to be subject to the terms of those plans in effect before the effective date of the 2005 Plan. The plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other incentive awards to employees, non-employee directors and other service providers of ViewCast and its affiliates who are in a position to make a significant contribution to the success of ViewCast and its affiliates. The purposes of the plan are to attract and retain individuals, further align employee and shareholder interests, and closely link compensation with ViewCast’s performance. The 2005 Plan is administered by the Board of Directors.
     The maximum number of shares available for grant under the 2005 Plan is 3,000,000 shares of Common Stock, plus any shares of Common Stock subject to outstanding awards under ViewCast’s prior stock option plans as of the date the 2005 Plan was approved by ViewCast’s stockholders that later cease to be subject to such awards for any reason other than such awards having been exercised or expired. Such shares shall, as of the date such shares cease to be subject to such awards, cease to be available for grant under the prior stock options plans, but shall be available for issuance under the 2005 Plan. The number of shares available for award under the plan is subject to adjustment for certain corporate changes in accordance with the provisions of the plan.
     The Compensation Committee of the Board of Directors currently administers options outstanding under the 2005 Plan and the Director Plan.
Meetings of the Board of Directors and Committees
     The Board of Directors held a total of two meetings during ViewCast’s fiscal year ended December 31, 2005. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which he served.
     The Board of Directors has established two standing committees: the Audit and Compensation Committees.
     Compensation Committee. The Compensation Committee reviews and approves salaries and bonuses for all officers, administers options outstanding under ViewCast’s stock option plans, provides advice and recommendations to the Board in directors’ compensation and carries out the responsibilities required by the rules of the U.S. Securities and Exchange Commission (the “SEC”).
     Directors Autem, Horsley and Slocum serve as the members of the Compensation Committee. All members of the Compensation Committee are independent directors as defined under the NASDAQ Stock Market listing standards. The Compensation Committee met one time in the 2005 fiscal year.
     Audit Committee. The Audit Committee oversees and monitors ViewCast’s financial reporting process and internal control system, reviews and evaluates the audit performed by ViewCast’s outside auditors and reports any substantive issues found during the audit to the Board and reviews and evaluates the internal audit program. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The Audit Committee will also review and approve all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee.
     Directors Autem, Horsley and Slocum serve as the members of the Audit Committee. All members of the committee are independent directors as defined under the NASDAQ Stock Market listing standards. The Audit Committee met four times in the 2005 fiscal year.
     The Audit Committee believes that Mr. Autem qualifies as an “Audit Committee Financial Expert” as that term is defined by applicable SEC rules, and the Board of Directors has designated him as such.
     Nomination of Directors. The Board of Directors currently does not have a standing nominating committee and consequently has no nominating committee charter. The Board of Directors believes that it is appropriate under existing circumstances for the Company not to have a nominating committee because the Board is comprised of only five members, three of whom are independent as defined under the NASDAQ Stock Market listing standards. Should each nominee for election at the Annual Meeting be elected, the Board will be comprised of four directors, three of whom will be independent. Currently, each member of the Board of Directors participates in the consideration of director nominees.
     The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders because the Board believes it can adequately evaluate any such recommendation on a case-by-case basis. However, the Board of Directors would consider for possible nomination qualified nominees recommended by shareholders. Shareholders who wish to propose a qualified candidate for consideration should submit complete information as to the identity and qualifications of that person to the Secretary of the Company at 3701 W. Plano Parkway, Suite 300, Plano, Texas 75075 sufficiently in advance of an annual meeting.
     Absent special circumstances, the Board of Directors will continue to nominate qualified incumbent directors whom the Board believes will continue to make important contributions to the Board and the Company. The Board generally requires that nominees be persons of sound ethical character, be able to represent all shareholders fairly, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major business issues facing ViewCast. The Board of Directors does not have a formal process for identifying and evaluating nominees for director. However, the Board will evaluate all candidates, whether recommended by shareholders or otherwise, in accordance with the above criteria.
Code of Ethics
     The Company has adopted a Corporate Compliance Program Guidelines and Ethics Policy that applies to all employees and officers of the Company and its subsidiaries, including the principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for the Company and its subsidiaries. This policy meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-B and was filed as Exhibit 14.1 to the Company’s report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004.
     You may obtain a copy of the Code of Conduct and Ethics, free of charge, by sending a request in writing to Cordia Leung at the following address: Cordia Leung, ViewCast Corporation, 3701 W Plano Parkway, Suite 300, Plano, TX 75075.
Shareholder Communications with the Board of Directors.
     Shareholders may send written communications to our Board of Directors by delivering them to The Board of Directors, Viewcast.com, Inc., at 3701 W Plano Parkway, Suite 300, Plano, TX 75075. All shareholder communications will be forwarded to the Chairman of the Board of Directors or, if addressed to the Audit or Compensation Committee, forwarded to the appropriate committee chairman.
     We believe that the annual meeting is an opportunity for shareholders to communicate directly with our Board of Directors. If you would like an opportunity to discuss issues directly with our directors, please consider attending the Annual Meeting on October 17, 2006.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table sets forth information as of August 31, 2006, based on information obtained from public records and our books and records regarding the persons named below, with respect to the beneficial ownership of shares of our Common Stock by (i) each person or a group known by us to be the owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, (iii) each executive officer and (iv) all officers and directors as a group.

			Percentage of
Name and Address	Amount and Nature of		Outstanding Shares
of Beneficial Owner	Beneficial Ownership		Owned (1),(2)
H.T. ARDINGER, JR 1990 Lakepointe Dr. Lewisville, TX 75057	8,042,723	(3)	24.7
GEORGE C. PLATT	790,694	(4)	2.4
LAURIE L. LATHAM	351,892	(5)	1.1
HORACE S. IRWIN	67,092	(6)	*
DAVID T. STONER	250,994	(7)	*
JOSEPH AUTEM	123,200	(8)	*
SHEREL D. HORSLEY	—		*
JOHN S. SLOCUM, JR	—		*
All named executive officers and directors as a group (eight (8) persons)	9,626,595		29.5

*	Less than one percent (1%)

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from August 31, 2006 upon the exercise of warrants or options. Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from August 31, 2006 have been exercised. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)	Based on a total of 25,627,959 shares issued and outstanding excluding treasury stock plus, for each person listed, any Common Stock that person has the right to acquire within 60 days from August 31, 2006 pursuant to options, warrants, conversion privileges, etc.

(3)	Includes (i) 189,835 shares owned by Mr. Ardinger’s wife, (ii) 1,096,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $0.275 per share, (iii) 1,103,448 shares of Common Stock reserved for issuance upon the conversion of $4,000,000 of Series B Convertible Preferred Stock to Common Stock at $3.625 per share, (iv) 3,333,333 shares of Common Stock reserved for issuance upon the conversion of $2,000,000 of Series C Convertible Preferred Stock to Common Stock at $0.60 per share, and (v) the following shares that are exercisable under the 1995 Directors Option Plan upon the exercise of options: 15,000 shares exercisable at $9.00 per share, 10,000 shares exercisable at $2.75 per share, 10,000 shares exercisable at $0.8305 per share, 10,000 shares exercisable at $0.29 per share, 10,000 shares exercisable at $0.6765 per share, and 10,000 shares exercisable at $0.407 per share.

(4)	Includes the following shares issuable under the 1995 Option Plan upon exercise of options (i) 250,000 shares exercisable at $7.09 per share, (ii) 50,000 shares exercisable at $2.50 per share, (iii) 200,000 shares exercisable at $1.094 per share, (iv) 70,000 shares exercisable at $0.485 per share and (v) 80,000 shares exercisable at $0.285 per share.

(5)	Includes the following shares issuable under the 1995 Option Plan upon exercise of options (i) 100,000 shares exercisable at $5.50 per share, (ii) 10,000 shares exercisable at $2.50 per share, (iii) 100,000 shares exercisable at $1.094 per share, (iv) 60,000 shares exercisable at $0.485 per share and (v) 50,000 shares exercisable at $0.285 per share.

(6)	Includes the following shares issuable under the 1995 Option Plan upon exercise of options (i) 45,000 shares exercisable at $0.39 per share and (ii) 20,000 shares exercisable at $0.285 per share.

(7)	Includes the following shares issuable under the 1995 Option Plan upon exercise of options (i) 100,000 shares of exercisable at $4.00 per share, (ii) 5,000 shares exercisable at $2.0625 per share, (iii) 15,000 exercisable at $5.5005 per share, (iv) 10,000 shares exercisable at $2.50 per share, (v) 100,000 shares exercisable at $1.094 per share, (vi) 60,000 shares exercisable at $0.485 per share and (v) 50,000 shares exercisable at $0.285 per share.

(8)	Includes the following shares issuable under the 1995 Directors Option Plan upon exercise of options (i) 15,000 shares exercisable at $3.1250 per share, (ii) 10,000 shares exercisable at $7.1405 per share, (iii) 10,000 shares exercisable at $2.50 per share, (iv) 10,000 shares exercisable at $0.755 per share, (v) 10,000 shares exercisable at $0.26 per share, (vi) 10,000 shares exercisable at $0.615 per share, (vii) 10,000 shares exercisable at $0.37 per share; and includes 40,000 shares issuable under the 1995 Option Plan upon exercise of options at $3.6250 per share.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information concerning compensation paid by ViewCast to the Chief Executive Officer and to all other executive officers of ViewCast whose total salary and bonus exceeded $100,000 for the year ended December 31, 2005 (the “Named Executive Officers”).
Summary Compensation Table

				Long Term
				Compensation -
				Securities
		Annual Compensation	Annual Compensation	Underlying Options
Principal Position	Fiscal Year	Salary ($)	Bonus ($)	(in shares)
George C. Platt	2005	190,833	—	80,000
Chief Executive Officer	2004	204,000	—	—
	2003	216,000	—	—
Laurie L. Latham	2005	145,167	—	50,000
Chief Financial Officer	2004	140,000	—	—
and Sr. Vice-President	2003	143,750	—	—
David T. Stoner	2005	147,167	—	50,000
Chief Operations Officer	2004	140,000	—	—
and President	2003	139,100	—	—
Horace S. Irwin (1)	2005	130,200	—	20,000
Sr. Vice President of Sales	2004	70,000	—	45,000
and Business Development
Robert Greenberg (2)	2005	71,625	—	45,000
Vice President of Marketing
John DeVito (3)	2005	158,854	17,000	—
President of DCi	2004	172,092	34,815	—
	2003	172,092	—	—

(1)	Mr. Irwin assumed his current duties with ViewCast in May 2005 and joined ViewCast in June 2004.

(2)	Mr. Greenberg assumed his duties with ViewCast in May 2005 and resigned in September 2006.

(3)	Mr. DeVito resigned in November 2005.

Option Grants in Last Fiscal Year
     The following table provides information concerning options granted to the Named Executive Officers of ViewCast in 2005.
Option Grants in Last Fiscal Year

			% of Total Options
			Granted To
	Options		Employees in Fiscal	Exercise or Base
Name	Granted		Year	Price per Share	Expiration Date
George C. Platt	80,000	(1)	14.60	$0.285	04/19/15
Laurie L. Latham.	50,000	(1)	9.12	0.285	04/19/15
David T. Stoner	50,000	(1)	9.12	0.285	04/19/15
Horace S. Irwin	20,000	(1)	3.65	0.285	04/19/15
Robert Greenberg	45,000	(2)	8.21	0.220	12/22/15

(1)	The option granted during 2005 to the named executive vests with one third on July 31, 2005, one-third of October 31, 2005 and the remainder on December 31, 2005.

(2)	The options granted during 2005 to the named executive vest 50% on December 31, 2005, and upon achieving the performance criteria of pre-tax net income equal to or greater than $1,500,000, the remaining options were forfeited upon his resignation in September 2006.
Year-End Option Values
     The following table sets forth certain information as of December 31, 2005 concerning the value of unexercised options held by the Named Executive Officers.
Fiscal Year-End Option Values

	Number of Shares		Value of Unexercised
	Underlying Unexercised		In-the Money Options
	Options at December 31, 2005		at December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
George C. Platt.	650,000	150,000	$—	$—
Laurie L. Latham	320,000	—	—	—
David T. Stoner	340,000	—	—	—
Horace S. Irwin	65,000	—	—	—
Robert Greenberg	22,500	22,500	—	—

(1)	Represents the difference between the exercise price of the outstanding options and the fair market value of the Common Stock on December 31, 2005 of $0.22 per share if the fair market price per share exceeds the exercise price.
     On December 22, 2005, the Board of Directors approved accelerating the vesting of “out-of-the-money” unvested options previously awarded to employees, officers and directors under ViewCast’s stock option plans with an exercise price greater than $0.30 per share. The number of “out-of-the-money” unvested common stock options that were accelerated in 2005 and were held by executive officers as of August 31, 2006 are as follows: Horace Irwin — 32,250 options, Laurie Latham — 3,332 options, George Platt — 13,334 options, and David Stoner — 3,332 options.

Employee Stock Purchase Plan
     In October 2005, the Company established the ViewCast 2005 Employee Stock Purchase Plan (the “ESPP”) to provide employees of the Company with an opportunity to purchase common stock through payroll deductions. The plan replaced the Company’s expired employee stock purchase plan (the 1995 Employee Stock Purchase Plan) which expired in April 2005. Under the ESPP, 1,000,000 shares of Common Stock have been reserved for issuance, subject to certain antidilution adjustments. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.
     Under the new 2005 plan, each ESPP offering is for a period of six months ending March 31 and September 30 of each year. Eligible employees may participate in the ESPP by authorizing payroll deductions during an offering period within a percentage range determined by the Board of Directors. Initially, the amount of authorized payroll deductions is not more than ten percent of an employee’s cash compensation during an offering period, and not more than $25,000 per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. Participants may withdraw their contributions at any time before stock is purchased, and in the event of withdrawal such contributions will be returned to participants. The purchase price of the Common Stock is equal to ninety-five percent (95%) of the market price of Common Stock at the end of each offering period (the “Exercise Date”). The Purchase Price may be changed by the Board or its committee but in any case shall never be lower than 85% to the fair market value of a share of Common Stock on the Exercise Date. ViewCast pays all expenses incurred in connection with the implementation and administration of the ESPP.
Employment Agreements
     We have entered into an employment agreement with Mr. Platt. His employment agreement was in effect through March 2001 and has been renewed annually through March 2007 with ongoing automatic one-year renewals unless ViewCast or Mr. Platt elects in advance not to renew the agreement. The employment agreement provides (i) for annual base compensation of $240,000; (ii) that he is eligible to receive bonuses if our Board of Directors so elects; (iii) for stock options to purchase 400,000 shares of our common stock pursuant to the 1995 Option Plan(1); and (iv) for an eighteen (18) month non-compete period if ViewCast terminates Mr. Platt. Mr. Platt voluntarily reduced his cash compensation below $240,000 for the 2003, 2004 and 2005 calendar years.
     Under the employment agreement, Mr. Platt will be entitled to (i) the continuation of his salary for the greater of six months or the remaining term of his employment agreement and (ii) the reimbursement for three months of COBRA premiums if his employment is terminated by ViewCast without cause. These same severance benefits are payable in the event Mr. Platt resigns because of a significant change in the nature and scope of his authority, powers, functions, benefits or duties. In the event ViewCast terminates Mr. Platt’s employment following a change in control, he will be entitled to the continuation of his salary for six months.
     The employment of all other officers with ViewCast is “at will” and may be terminated by ViewCast or the officer at any time, for any reason or no reason.

(1)	The options granted to Mr. Platt consist of five separate option grants that become exercisable or vest as follows provided Mr. Platt is employed by ViewCast as of the applicable vesting date:
(i)	an option for 50,000 shares that vested as of September 17, 2000;

(ii)	an option for 200,000 shares that vested in equal installments of 4,166 shares per month beginning in October, 2000;

(iii)	an option for 50,000 shares that will vest immediately on the date following three consecutive calendar quarters of profitability as defined under generally accepted accounting principles;

(iv)	an option for 50,000 shares, of which 16,666 shares of such option will vest when the average closing price of Common Stock, for a twenty out of thirty consecutive trading day period, has doubled in price from the exercise price ($7.094) of the option, and of which 33,334 shares of such option will vest in equal installments of 1,388 share per month thereafter;

(v)	an option for 50,000 shares, of which 16,666 shares of such option will vest when the average closing price of Common Stock, for a twenty out of thirty consecutive trading day period, has tripled in price from the exercise price of the option, and of which 33,334 shares of such option will vest in equal installment of 1,388 shares per month thereafter.

In addition, all of the 400,000 options granted to Mr. Platt will immediately vest upon a change of control in ViewCast if not previously vested.

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Report shall not be incorporated by reference into any such filings.
AUDIT COMMITTEE REPORT
     The following is a report of the Audit Committee of the Board of Directors (the “Audit Committee”) describing the policies applicable to the review or the Company’s financial statements and audit for the year ended December 31, 2005. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accounting firm the registered public accounting firm’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the registered public accounting firm’ independence. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1.
     The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2005.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm.
Submitted by the Audit Committee of
ViewCast.com, Inc.
Joseph Autem, Chairman
Sherel D. Horsley
John W. Slocum, Jr.

CERTAIN TRANSACTIONS
     Since October 1998, ViewCast has maintained a working capital line of credit facility with a partnership controlled by one of its principal stockholders and Chairman of the Board of ViewCast, H. T. Ardinger, Jr. Prior to October 15, 2003, availability of funds under the facility was subject to certain borrowing base limitations based principally on qualifying accounts receivable and inventory. Effective October 15, 2003, terms and conditions of this note were amended to eliminate the borrowing base restrictions, establish a long-term payout for a majority of the note principal and accrued interest, and significantly reduce the per annum interest rate to the lesser of prime plus 3.0% or 9.5% from 12%. No interest was paid to the partnership during 2004 and 2005.
     During 2004, ViewCast entered into amendments of the terms and conditions of the credit facility to increase the credit line of the revolving credit note to $3.0 million and extended the commencement date for the scheduled payments of the term note and accrued interest from April 30, 2004 to December 31, 2004.
     On March 22, 2005, ViewCast amended the terms and conditions of the credit facility to increase the credit line of the revolving credit note to $3.5 million and extended the commencement date of scheduled payments of the term note and accrued interest from December 31, 2004 to July 31, 2005. Effective July 22, 2005, ViewCast amended the terms and conditions of the credit facility to increase the credit line of the Revolving Credit Note from $3.5 million to $4.0 million and extended the commencement date for scheduled payments of the Term Note and Accrued Interest from July 31, 2005 to November 30, 2005.
     ViewCast amended the terms and conditions of the credit facility on March 22, 2006 to extend the revolving maturity date of the Amended and Restated Promissory Note (Revolving Credit Note) from December 31, 2005 to June 30, 2006, to extend the term maturity date of the Term Loan from December 31, 2006 to December 31, 2007 and to extend the commencement date of scheduled payments of the term note and accrued interest from November 30, 2005 to June 30, 2006. ViewCast is currently negotiating the restructuring of the credit facility, including the extension of the maturity date for the revolving credit note and the commencement date of scheduled payments on the term note and accrued interest.
COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Exchange Act requires ViewCast’s officers, directors and persons who beneficially own more than 10% of a registered class of ViewCast’s equity securities to file reports of ownership and change in ownership with the U.S. Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish ViewCast with copies of Section 16(a) forms which they file.
     To ViewCast’s knowledge, based solely on review of the copies of such reports furnished to ViewCast, and written representations that no other reports were required during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to ViewCast’s officers, directors and greater than 10% beneficial owners were complied with, except that (1) Laurie L. Latham failed to file a Statement of Changes in Beneficial Ownership of Securities on Form 4 reporting a grant of options to purchase 50,000 shares of ViewCast common stock in a timely manner; (2) David T. Stoner failed to file a Statement of Changes in Beneficial Ownership of Securities on From 4 reporting a grant of options to purchase 50,000 shares of ViewCast common stock in a timely manner; (3) George C. Platt failed to file a Statement of Changes in Beneficial Ownership of Securities on From 4 reporting a grant of options to purchase 80,000 shares of ViewCast common stock in a timely manner; and (4) Horace S. Irwin failed to file a Statement of Changes in Beneficial Ownership of Securities on From 4 reporting a grant of options to purchase 20,000 shares of ViewCast common stock in a timely manner.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board of Directors has appointed the firm of Grant Thornton LLP the independent registered public accounting firm for ViewCast for 2006.
     A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.
     The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP as ViewCast’s independent registered public accounting firm for the 2006 fiscal year.
AUDITORS’ FEES
     Subject to ratification by the shareholders, the Board of Directors has appointed Grant Thornton LLP as ViewCast’s independent registered public accounting firm for the 2006 fiscal year. During the fiscal years ended December 31, 2004 and December 31, 2005, the Company retained and paid Grant Thornton LLP to provide audit and other services as follows:

	2004	2005
Audit (1)	$98,210	$113,026
Audit Related Fees (2)	8,400	11,260
Tax Fees (3)	24,175	29,846
All Other Fees	735	2,080

TOTAL	$131,520	$156,212

(1)	Consists primarily of quarterly review and annual audit services.

(2)	Consists primarily of 401(k) audit and Form S-8 review services.

(3)	Consists primarily of federal and state tax services
     The Audit Committee does not have a policy for the pre-approval of non-audit services to be provided by the Company’s independent registered public accounting firm. Any such services would be considered on a case-by-case basis. The Audit Committee approved non-audit tax services provided by the independent registered public accounting firm in fiscal years 2004 and 2005. There have been no disagreements concerning any matter of accounting principle or financial statement disclosure between the Company and its independent registered public accounting firm, Grant Thornton LLP.

SHAREHOLDER PROPOSALS
     Proposals of Shareholders of ViewCast that are intended to be presented at ViewCast’s 2007 Annual Meeting of Shareholders must be received by ViewCast no later than January 31, 2007 in order that they may be included in the proxy statement and form of proxy relating to that meeting. If we do not receive notice of any other matter that a shareholder wishes to raise at the 2007 Annual Meeting by January 31, 2007 and a matter is raised at the meeting, the proxies will have discretionary authority to vote on the matter.
ANNUAL REPORT
     A copy of ViewCast’s Annual Report on Form 10-KSB for the year ended December 31, 2005, including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report on Form 10-KSB is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.
     Annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and all amendments to those reports are available free of charge from ViewCast’s internet site, www.viewcast.com, by clicking on “About Us” located on the home page, proceeding to “Investor Relations” and selecting “Financial Filings.”
     ViewCast will furnish any or all of the non-confidential exhibits upon payment of a reasonable fee. Please send request for exhibits and/or fee information to:
ViewCast Corporation
3701 W. Plano Parkway
Suite 300
Plano, TX 75075
Attn: Corporate Secretary
OTHER MATTERS
     The Board of Directors knows of no other business matters to be acted upon at the Annual Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.
By Order of the Board of Directors
George C. Platt
Chief Executive Officer
Date: September 18, 2006

VIEWCAST CORPORATION
3701 W. Plano Parkway, Suite 300
Plano, TX 75075
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        The undersigned hereby appoints H.T. Ardinger, Jr. and George C. Platt, and each of them, agents with full power of substitution, to vote as proxy all the shares of Common Stock of ViewCast.com, Inc. held of record by the undersigned on August 31, 2006, at the Annual Meeting of Stockholders of ViewCast.com, Inc. to be held on October 17, 2006, and at any adjournment or postponement thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.
        The Proxy will be voted as directed, or if no direction is indicated, will be voted FOR all nominees listed below for election as directors and FOR Proposal 2. The Board of Directors recommends a vote FOR Proposals 1 and 2.

(1)	ELECTION OF DIRECTORS
Nominees: George C. Platt, Joseph Autem, Sherel D. Horsley and John W. Slocum, Jr.
☐ VOTE FOR for all nominees above, except as to the following nominees (if any):

☐ VOTE WITHHELD from all nominees
(continued on back)
**************************************************************************

(continued from front)

(2)	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED: , 2006

Signature

Signature (if held jointly)

When signing as Executor, Administrator, Trustee or the like, please give full title.